Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

The Board of Directors

OceanFirst Financial Corp.:

We consent to the incorporation by reference in the Registration Statement (No. 333-34145) on Form S-8 of OceanFirst Financial Corp., of our report dated June 24, 2016, with respect to the statement of net assets available for plan benefits of the Retirement Plan for OceanFirst Bank as of December 31, 2015, the related statement of changes in net assets available for plan benefits for the year then ended, and the Supplemental Schedule H, Line 4(i) - Schedule of Assets (Held at End of Year) as of December 31, 2015, which report appears in the December 31, 2015 Annual Report on Form 11-K of the Retirement Plan for OceanFirst Bank.

/s/ WeiserMazars LLP

Edison, NJ

June 24, 2016